EXHIBIT 99.1

Thursday, April 23, 2020

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for First Quarter

West Point, Va., April 23, 2020—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $3.6 million, or $0.98 per share, for the first quarter of 2020, compared to  $3.8 million, or $1.08 per share, for the first quarter of 2019.

For the first quarter of 2020, the Corporation’s annualized returns on average equity (ROE) and on average assets (ROA) were 8.27 percent and 0.79 percent, respectively, compared to 9.96 percent and 1.00 percent for the first quarter of 2019.

Excluding merger related costs incurred in 2020 in connection with the Corporation’s acquisition of Peoples Bankshares, Incorporated (Peoples),  which was completed on January 1, 2020, adjusted net income for the first quarter of 2020 was $4.4 million, or $1.20 per share. Adjusted ROE and adjusted ROA, on an annualized basis, which exclude merger related costs, were 10.06 percent and 0.96 percent, respectively, for the first quarter of 2020. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.  There were no adjustments to these measures for the first quarter of 2019.

Key highlights for the first quarter of 2020 compared to the first quarter of 2019 are as follows.

•	Retail banking segment interest income from loans increased 11.1 percent, primarily due to the addition of loans acquired from Peoples, while average loan yields declined;
•	Retail banking segment interest expense was higher due to deposit growth and higher average rates on interest-bearing deposits;
•	Retail banking segment operating expense was higher following the acquisition of Peoples;
•

Mortgage banking segment gains on sales of loans increased 72.1 percent as originations of mortgage loans were higher than the first quarter of any year since 2009 driven primarily by higher refinance volume;

•	The consumer finance segment’s net charge-off ratio fell to 2.81 percent from 3.79 percent;
•	The consumer finance segment’s average loan yield declined due to growth in higher quality, lower-yielding loans, including marine and recreational vehicle loans;
•	Consumer finance segment interest expense decreased due to lower average rates on borrowings; and
•

The retail banking segment and the consumer finance segment combined to record additional provision for loan losses of $1.7 million as a result of the COVID-19 pandemic and resulting economic disruption.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “We are living in unprecedented times.  Our hearts go out to all who are suffering and the families that have been affected by the COVID-19 pandemic, to the healthcare providers and first responders putting themselves at risk to protect and care for us, to those performing essential jobs in our communities who are unable to stay at home, and to those who are struggling financially due to the economic consequences of the COVID-19 pandemic.  Our focus over the past several weeks and for the immediate future is to make sure we are doing all we can to address the impact of this crisis on our three constituencies – our employees, our customers and our shareholders.  For our employees, our primary concern is their health and wellbeing.  We have taken steps both from a physical and financial standpoint to ensure they are safe and able to take care of their families.  For our customers and communities, we continue to provide crucial financial services while maintaining safe and healthy practices.  And for our shareholders, we have taken steps to secure our financial condition and position the Corporation to withstand the economic impacts of this pandemic, which may include a severe and prolonged recession.

“Prior to the outbreak of COVID-19, we were expecting earnings in 2020 to be strong as a result of investments in all of our subsidiaries over the past several years, including our recently completed merger with Peoples.  While it is too early to determine the extent, we believe that this pandemic and the related economic disruption will have a negative impact on earnings. We expect there will be deterioration in asset quality, we expect the pace of new lending will slow, and we expect our net interest margin will decline.  The ultimate impact of these expected adverse developments is not known at this time.  However, in anticipation of asset quality issues resulting from the pandemic and related economic disruption, we recorded additional provision for loan losses during the first quarter of $1.7 million, and we anticipate that additional increases in the allowance for loan losses may be required in future quarters.

“Our dividends are very important to us as I know they are to our shareholders. Our dividends provide a very important source of income for many households.  Not only have we sustained our dividends, we have increased them over the past several years.  At this time, we plan to continue paying a regular quarterly dividend.  Again, we cannot predict the impact this pandemic will ultimately have on our earnings and our capital levels, but our dividend remains a very important part of our strategic and capital plans, and our Board continually assesses and adjusts those plans based on various factors, including current economic conditions and earnings.

“Our overall outlook for 2020 and beyond is still optimistic, despite the inevitable headwinds we will face from this pandemic. The Peoples Community Bank system conversion is expected to be completed this weekend as scheduled.  Retention of Peoples’ customers has been very good; in fact, deposits at Peoples branches have grown since the merger announcement in August 2019.  Our new financial centers in Charlottesville and Richmond are on track for a late-summer opening and will offer the full range of services of our diversified company, to include bank, mortgage and wealth management products and services.  While these projects have encountered challenges related to current events, C&F teams are on track to accomplish each of these goals as planned.  And finally, we recently purchased land, and plans are under way to build a new corporate headquarters for C&F Finance Company.

“Lastly and most notably, I am very proud of how our bank stepped up to offer lending under the Payroll Protection Program of the Small Business Administration, or PPP, which aims to encourage business owners to retain employees during the crisis by offering forgivable loans that can be used to pay for up to two months of certain costs, including payroll, mortgage and utilities.  In just two weeks, beginning on April 3, 2020, C&F Bank processed over 800 applications for PPP loans and is in the process of distributing close to $75.0 million to businesses in need in our communities under the initial appropriation for this program.  We may be able to increase that impact if Congress appropriates additional PPP funding as expected.  I’ve never felt a stronger sense of purpose in what we do here at C&F than I have with the performance of our team with this program.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $570,000 for the first quarter of 2020, compared to net income of $2.3 million for the first quarter of 2019.  Retail banking segment net income for the first quarter of 2020 included merger related expenses of $857,000 ($685,000 after income taxes).

For the first quarter of 2020, compared to the same period in 2019, retail banking segment net income decreased primarily as a result of (1) higher operating expenses, including (a) assuming certain operating costs of Peoples Community Bank, (b) expanding C&F Bank’s commercial lending team in the Richmond and Charlottesville markets in 2019 and (c) investing in technology infrastructure to support continued growth; (2)  lower average yields on loans; (3) higher average balances and higher average rates on interest-bearing deposit accounts; (4)  higher provision for loan losses resulting from the economic disruption beginning in March 2020 related to COVID-19 and (5) merger related expenses.  These factors were partially offset by (1) higher average loans outstanding, which contributed to higher interest income; (2)  higher interest income on certain purchased loans, as discussed below; and (3) higher non-interest income from debit card interchange fees and interest rate swaps offered to commercial loan customers.

The recognition of interest income on purchased credit impaired (PCI) loans is based on management’s expectation of future payments of principal and interest. The unexpected payoff of a certain PCI loan resulted in the recognition of additional interest income in the first quarter of 2020. Interest income recognized on PCI loans was $959,000 and $469,000 for the first quarter of 2020 and 2019, respectively.

Average loans increased $146.8 million or 19.0 percent for the first quarter of 2020, compared to the same period in 2019,  primarily due to the acquisition of Peoples and growth in the commercial business lending segment of the loan portfolio. The average balance of loans associated with the acquisition of Peoples for the first quarter of 2020 was $118.5 million.  C&F Bank’s total nonperforming assets were $3.0 million at March  31, 2020, compared to $2.6 million at December 31, 2019. Nonperforming assets at March 31, 2020 included $1.9 million in nonaccrual loans, compared to $1.5 million at December 31, 2019 and included $1.1 million in other real estate owned at March 31, 2020 and at December 31, 2019.    Nonaccrual loans were comprised primarily of residential mortgages and equity lines at March 31, 2020 and December 31, 2019.  The retail banking segment recorded provision for loan losses of $1.0 million in the first quarter of 2020 due primarily to the COVID-19 pandemic, and we anticipate that additional increases in the allowance for loan losses may be required in future periods.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $1.5 million for the first quarter of 2020, compared to net income of $567,000 for the first quarter of 2019.

The increase in net income of the mortgage banking segment for the first quarter of 2020 compared to the same period in 2019 was due primarily to higher gains on sales of loans and mortgage banking fee income, resulting from higher loan production,  and higher fee income for providing mortgage origination functions to third parties,  which were partially offset by higher compensation expense related to higher loan volume. Mortgage loan originations for the mortgage banking segment were $260.4 million for the first quarter of 2020, compared to $138.7 million for the first quarter of 2019.   Loan production for the first quarter of 2020 was the highest reported by the mortgage banking segment for the first quarter of any calendar year since 2009, when home sales were supported by a  federal income tax credit for first-time home buyers.  Lower interest rates on mortgage loans have contributed to an increase in volume in the broader mortgage industry in the first quarter of 2020 compared to the first quarter of 2019.  Mortgage loan originations for the mortgage banking segment during the first quarter of 2020 for refinancings and home purchases were $95.4 million and $165.0 million, respectively, compared to $20.8 million and $117.9 million, respectively, during the first quarter of 2019.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.9 million for the first quarter of 2020, compared to net income of $1.3 million for the first quarter of 2019.

The increase in net income of the consumer finance segment for the first quarter of 2020 compared to the first quarter of 2019 was due primarily to (1) a decline in the provision for loan losses of $745,000, despite additional provision for loan losses in the first quarter of 2020 related to the COVID-19 pandemic, as charge-offs declined and the overall credit quality of the portfolio continued to improve, (2) lower cost of variable-rate borrowings and (3) growth in average loans outstanding of 4.7 percent,  partially offset by  lower loan yields.    The average yield on loans for the first quarter of 2020 was lower compared to first quarter of 2019 due to continued competition in the non-prime automobile loan business and the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, which include prime marine and recreational vehicle (RV) loans.

The annualized net charge-off ratio for the first quarter of 2020 decreased to 2.81 percent from 3.79 percent for the first quarter of 2019. The decline reflects a lower number of charge-offs during 2020 as a result of C&F Finance Company’s purchasing automobile loan contracts with higher credit metrics beginning in 2016.   At March  31, 2020, total delinquent loans as a percentage of total loans  was 3.38 percent, compared to 4.17 percent at December 31, 2019 and 2.66 percent at March 31, 2019.   The allowance for loan losses was $21.3 million, or 6.91 percent of total loans at March  31, 2020, compared to $21.8 million, or 6.96 percent of total loans at December 31, 2019.  The decrease in the level of the allowance for loan losses as a percentage of total loans was primarily due to lower net charge-offs on non-prime automobile loans,  which was partially offset by an increase to the provision for loan losses of approximately $700,000 due to the COVID-19 pandemic.  We anticipate that additional increases in the allowance for loan losses may be required in future periods.

Merger Related Expenses.    In the first quarter of 2020, the Corporation recorded merger related expenses of $957,000 ($785,000 after income taxes),  in connection with its acquisition of Peoples, of which $857,000 ($685,000 after income taxes) was allocated to the retail banking segment and the remainder was recorded as a holding company expense.  As of March 31, 2020, the Corporation has recorded aggregate merger related expenses of $1.7 million ($1.4 million after income taxes) and expects to incur additional after-tax merger related costs of approximately $400,000 to be recorded in the second quarter of 2020.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 38 cents per share during the first quarter of 2020, which was paid on April 1, 2020.  This dividend represents a payout ratio of 38.8 percent of earnings per share for the first quarter of 2020.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In May 2019, the Board of Directors authorized a program, effective June 1, 2019, to repurchase up to $5.0 million of the Corporation’s common stock through May 31, 2020.  As of March  31, 2020, the Corporation has made aggregate common stock repurchases of $2.1 million under the share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $30.10 per share on April 22, 2020.  At March  31, 2020, the book value of the Corporation was $48.98 per share and the tangible book value per share was $41.40.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures, below.

C&F Bank operates 30 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile,  marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income.  The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, potential effects of the COVID-19 pandemic including on asset quality, the allowance for loan losses, provision for loan losses and interest rates, future dividend payments, expected impacts of the Corporation’s acquisition and integration of Peoples, strategic business initiatives and the anticipated effects thereof, including new facilities, lending under the PPP loan program, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels,  and slowdowns in economic growth,  especially related to further and sustained economic impacts of the COVID-19 pandemic, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to C&F Bank, (5) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions, technology initiatives and other strategic initiatives,  (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings, (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder, and (24) the ability of the Corporation and the Bank to realize the anticipated benefits of the acquisition of Peoples, including the ability to successfully integrate Peoples’ systems into the Corporation’s systems. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

Financial Condition	3/31/2020	12/31/2019	3/31/2019
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$111,003	$144,285	$125,674
Investment securities - available for sale, at fair value	234,424	189,733	209,007
Loans held for sale, at fair value	125,667	90,500	36,035
Loans, net:
Retail Banking segment	914,164	787,068	762,200
Mortgage Banking segment	3,681	4,044	2,854
Consumer Finance segment	286,326	291,206	276,998
Restricted stock, at cost	3,209	3,257	3,257
Total assets	1,877,292	1,657,432	1,549,360
Deposits	1,484,374	1,291,250	1,202,194
Repurchase agreements	18,391	16,360	17,024
Borrowings	141,543	144,810	144,783
Total equity	179,244	165,279	154,900

________________________

*Derived from audited consolidated financial statements.

	For The
	Quarter Ended
Results of Operations	3/31/2020	3/31/2019
	(unaudited)
Interest income	$24,778	$22,951
Interest expense	4,175	3,304
Provision for loan losses:
Retail Banking segment	1,000	-
Mortgage Banking segment	-	-
Consumer Finance segment	1,650	2,395
Noninterest income:
Gains on sales of loans	3,676	2,136
Other	5,353	4,967
Noninterest expenses:
Salaries and employee benefits	10,817	11,907
Other	11,549	7,770
Income tax expense	977	907
Net income	3,639	3,771
Net income attributable to C&F Financial Corporation	3,578	3,771
Earnings per share - basic and diluted	0.98	1.08

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	22,927	20,926
Interest income on securities-FTE	1,416	1,597
Total interest income-FTE	24,941	23,112
Net interest income-FTE	20,766	19,808

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The
	Quarter Ended
Segment Information	3/31/2020	3/31/2019
	(unaudited)
Net Income (Loss):
Retail Banking	$570	$2,290
Mortgage Banking	1,543	567
Consumer Finance	1,930	1,285
Other	(404)	(371)

Mortgage loan originations - Mortgage Banking	260,350	138,705
Mortgage loans sold - Mortgage Banking	226,038	144,565

	For The
	Quarter Ended
Average Balances	3/31/2020	3/31/2019
	(unaudited)

Interest-bearing deposits in other banks	$187,388	$103,807
Investment securities - available for sale, at amortized cost	200,591	212,962
Loans held for sale, at fair value	69,256	27,391
Loans:
Retail Banking segment	919,466	772,632
Mortgage Banking segment	4,470	3,463
Consumer Finance segment	310,117	296,152
Restricted stock, at cost	3,408	3,247
Total earning assets	1,694,696	1,419,654
Total assets	1,847,536	1,513,497

Time, checking and savings deposits	1,145,209	909,729
Borrowings	165,261	159,986
Total interest-bearing liabilities	1,310,470	1,069,715
Noninterest-bearing demand deposits	321,838	263,000
Total equity	175,925	151,529

Asset Quality	3/31/2020	12/31/2019	3/31/2019
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased and affiliate loans	$790,852	$770,423	$734,857
Purchased performing loans[1]	125,528	26,422	35,882
Purchased credit impaired loans[1]	9,219	705	1,859
Total loans	$925,599	$797,550	$772,598

Total nonaccrual loans[2]	$1,875	$1,512	$1,577
Other real estate owned (OREO)[3]	1,103	1,103	246
Total nonperforming assets	$2,978	$2,615	$1,823

Accruing loans past due for 90 days or more	$9	$109	$328

Troubled debt restructurings (TDRs)[2]	$4,173	$4,353	$4,682

Allowance for loan losses (ALL)	$11,434	$10,482	$10,398
Nonperforming assets to loans and OREO	0.32%	0.33%	0.24%
ALL to total loans, excluding purchased credit impaired loans[4]	1.25%	1.32%	1.35%
ALL to total nonaccrual loans	609.81%	693.25%	659.35%
Annualized net charge-offs to average loans	0.01%	0.04%	0.01%

Mortgage Banking
Nonaccrual loans	$33	$372	$37
Total Loans	$4,279	$4,642	$3,452
ALL	$598	$598	$598
Nonperforming loans to total loans	0.77%	8.01%	1.07%
ALL to loans	13.98%	12.88%	17.32%

Consumer Finance
Nonaccrual loans	$377	$611	$520
Repossessed automobiles available for sale	$496	$410	$391
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$307,591	$312,999	$299,941
ALL	$21,266	$21,793	$22,593
Nonaccrual loans to total loans	0.12%	0.20%	0.17%
ALL to total loans	6.91%	6.96%	7.54%
Annualized net charge-offs to average total loans	2.81%	3.05%	3.79%

________________________

*Derived from audited consolidated financial statements.

[1]

Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $2.6 million at 3/31/20, $1.4 million at 12/31/19 and $1.8 million at 3/31/19. The remaining discount for purchased credit impaired loans was $10.9 million at 3/31/20, $5.6 million at 12/31/19 and $7.7 million at 3/31/19.  The change in remaining discount since 12/31/19 is due primarily to the acquisition of Peoples.

[2]	Total nonaccrual loans include nonaccrual TDRs of $335,000 at 3/31/20, $254,000 at 12/31/19 and $139,000 at 3/31/19.
[3]	Includes $835,000 at both 3/31/20 and 12/31/19 related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.
[4]

The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans for which no allowance for loan losses is required.  The ratio of ALL to total loans excluding all purchased loans was 1.45 percent at 3/31/20, 1.36 percent at 12/31/19 and 1.41 percent at 3/31/19.

	For The
	Quarter Ended
Other Performance Data	3/31/2020	3/31/2019
	(unaudited)
Annualized return on average assets	0.79%	1.00%
Annualized return on average equity	8.27%	9.96%
Annualized net interest margin	4.93%	5.66%
Dividends declared per share	$0.38	$0.37
Weighted average shares outstanding - basic and diluted	3,644,614	3,484,592

Market Ratios	3/31/2020	12/31/2019
	(unaudited)	*
Market value per share	$39.90	$55.33
Book value per share	$48.98	$47.93
Price to book value ratio	0.81	1.15
Tangible book value per share[1]	$41.40	$43.47
Price to tangible book value ratio[1]	0.96	1.27
Price to earnings ratio (ttm)	7.44	10.13

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	3/31/2020	12/31/2019	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	13.9%	14.8%	8.0%
Tier 1 capital (to risk-weighted assets)	12.4%	13.6%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	10.7%	11.7%	4.5%
Tier 1 capital (to average assets)	9.9%	11.1%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	13.7%	14.0%	8.0%
Tier 1 capital (to risk-weighted assets)	12.5%	12.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	12.5%	12.8%	4.5%
Tier 1 capital (to average assets)	9.9%	10.3%	4.0%

________________________

* Derived from audited consolidated financial statements.

1The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies.  The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

2All ratios at March  31, 2020 are estimates and subject to change pending regulatory filings.  All ratios at December  31, 2019 are presented as filed.

3The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(dollars in thousands, except for per share data)

	For The
	Quarter Ended
	3/31/2020	3/31/2019
Adjusted Net Income and Earnings Per Share	(unaudited)
Net income, as reported	$3,639	$3,771
Merger related costs	957	-
Related income taxes	(172)	-
Adjusted net income	$4,424	$3,771

Weighted average shares - basic and diluted	3,644,614	3,484,592

Earnings per share - basic and diluted
Earnings per share - basic and diluted, as reported	$0.98	$1.08
Merger related costs	0.22	-
Adjusted earnings per share - basic and diluted	$1.20	$1.08

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$175,925	$151,518

Annualized ROE, as reported	8.27%	9.96%
Adjusted annualized ROE	10.06%	9.96%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$1,847,536	$1,513,497

Annualized ROA, as reported	0.79%	1.00%
Adjusted annualized ROA	0.96%	1.00%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$22,897	$20,920
FTE adjustment	30	6
FTE interest income on loans	$22,927	$20,926

Interest income on securities	$1,283	$1,442
FTE adjustment	133	155
FTE interest income on securities	$1,416	$1,597

Total interest income	$24,778	$22,951
FTE adjustment	163	161
FTE interest income	$24,941	$23,112

Net interest income	$20,603	$19,647
FTE adjustment	163	161
FTE net interest income	$20,766	$19,808

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[1]	Assuming a tax rate of 21%.

	3/31/2020	12/31/2019
Tangible Book Value Per Share	(unaudited)	*
Equity attributable to C&F Financial Corporation	$178,702	$164,798
Less goodwill	25,117	14,425
Less other intangible assets	2,540	912
Tangible equity attributable to C&F Financial Corporation	$151,045	$149,461

Shares outstanding	3,648,658	3,438,126

Book value per share	$48.98	$47.93
Tangible book value per share	$41.40	$43.47

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* Derived from audited consolidated financial statements.